Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ACELL, INC. IF PUBLICLY DISCLOSED.

SECOND AMENDED SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended Senior Executive Employment Agreement (the “Agreement”) is entered into effective as of January 16, 2020 (the “Effective Date”) between Patrick McBrayer (“Executive”) and ACell, Inc, a Delaware corporation (“Employer”) with principal offices at 6640 Eli Whitney Drive, Columbia, MD 21046. This Second Amended Agreement (the “Agreement”) amends and supersedes prior versions of this Agreement previously executed by the parties, primarily to clarify certain terms and provisions of Exhibit A.

Section 1.                                          Term. Employer shall employ Executive and Executive agrees to be employed, upon the terms and conditions herein, for a two-year term from the Effective Date through January 15, 2022 (the “Initial Term”). This Agreement may be renewed by the parties for successive one (1) year periods (each, a “Renewal Term”). If the Initial Term or any Renewal Term expires without the parties having agreed upon further renewal, this Agreement, and all obligations hereunder, shall in that instance continue in effect on a month-to-month basis until terminated by either party. The term of this Agreement, including the Initial Term, any Renewal Term, and any post-expiration month-to-month term, shall be referred to as the “Term”.

Section 2.                                          Executive’s Duties.

(a) Executive shall be President and Chief Executive Officer (collectively “CEO)”) and shall report to Employer’s Board of Directors (the “Board”). Executive shall faithfully and diligently perform his duties at the direction of the Board, to the best of Executive’s ability. Executive shall (i) devote his best efforts, skill, and ability and full business time and attention to the performance of the customary duties and responsibilities of a CEO, subject to vacations and sick leave as provided herein and in accordance with Employer policies, (ii) carry out his duties in a competent and professional manner; and (iii) generally promote the interests of Employer. Subject to applicable law, Executive shall not knowingly participate in any activity that is detrimental to the interests of Employer or any of its affiliates, including, without limitation, any public criticism or disparagement of any type by Executive, through the media or otherwise, of Employer or any of its affiliates or employees, except in connection with the exercise of Executive’s rights against Employer or any of its affiliates (such covenant not to publicly criticize or disparage, being referred to as the “Non-Disparagement Covenant”). Executive’s commitments to Employer shall not preclude Executive from serving as an outside director for no more than 2 companies, provided that any such board positions shall not interfere with Executive’s duties and responsibilities to Employer, and shall not create any conflict of interest with respect to any business of Employer.

(b) Executive agrees to abide by all policies applicable to senior executive officers of Employer promulgated from time to time by Employer.

(c) Except for such business travel as may be incident to his duties hereunder, Executive shall perform his duties at Employer’s primary offices in Columbia, MD.

(d) During the Term of this Agreement, Executive shall be a member of Employer’s Board of Directors, and Employer shall take such steps as may be necessary to effectuate the appointment or election of Executive to the Board. Upon termination of this Agreement for any reason (including non-renewal), Executive shall automatically and immediately be removed as a Director, unless Employer and Executive mutually agree in writing to have Executive continue as a Director.

Section 3.                                          Compensation. In consideration of the duties and services to be performed by Executive pursuant to Sections 1 and 2 hereof, Executive shall receive:

(a) Salary. Executive shall earn salary compensation (“Salary”) at the annual rate of three hundred eighty seven thousand fly hundred twenty five and 84/100 dollars ($387,525.84) (“Minimum Salary”), less all applicable federal, state, and local tax withholdings. Such Salary shall be earned and payable in periodic installments in accordance with Employer’s payroll practices. During the Term, the Board or its Compensation Committee (the “Compensation Committee”) may review the Salary annually and may in its discretion increase the Salary, but may not reduce it unless Employer institutes salary reductions across the board for other senior executive officers; provided, however, that the Salary may not be reduced below the Minimum Salary without Executive’s written consent.

(b) Bonus. For each full fiscal year of Employer, Executive shall receive a cash performance bonus (“Bonus”) in an amount up to 50% of Minimum Salary, based upon the achievement of annual performance goals established by Employer and in accordance with any plan or metric established thereunder, and pursuant to such bonus plan as may be established by the Board or Compensation Committee.

(c) Equity Awards. In connection with Executive’s employment, Executive will be granted stock options (“Stock Awards”) to purchase equity securities of Employer pursuant to the terms of the ACell, Inc. 2011 Stock Option and Grant Plan, or any other successor equity incentive plans (collectively, and as may be amended from time to time, the “Stock Incentive Plan”). The amounts and terms of the Stock Awards are set forth in Exhibit A hereto, which is attached to and incorporated into this Agreement.

(d) Benefits. Executive may participate in and receive benefits from all life, accident, disability, medical and pension plans, and all similar benefits as are from time to time in effect and are generally made available to similar situated senior executive officers of Employer. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

(e) Expenses. Employer shall promptly reimburse Executive for reasonable expenses for cellular telephone usage, entertainment, travel, meals, lodging and similar items incurred in the conduct of Employer’s business. Such expenses shall be reimbursed in accordance with Employer’s expense reimbursement policies and guidelines.

(f) Vacation; Sick Leave. During the Term, Executive shall be entitled to vacation, paid holidays, sick leave, and similar benefits, to be earned and used in accordance with Employer’s policy and procedure for other similarly situated senior executive officers, in a total aggregate amount of at least 23 days annually.

(g) Relocation Expenses. Employer shall reimburse Employee for (or at Employer’s option, pay directly) reasonable and customary expenses of relocation from Executive’s current home to a new home proximate to Employer’s Columbia MD offices. Employer shall provide Employee with a housing allowance of $3500 per month, effective as of December 1, 2019, and through the term of this Agreement and any Renewal Term, provided that, and for so long as, Employee maintains an apartment residence near ACell headquarters in Columbia, Maryland.

(h) Modification. Employer reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs referenced in Sections 3(d) and (e) at any time in its discretion without recourse by Executive so long as such action is taken generally with respect to other similarly situated senior executive officers. Any such modification, suspension or discontinuance of the plans, practices and policies referenced in Section 3(e) will not apply to otherwise reimbursable expenses incurred by Executive prior to any such modification, suspension or discontinuance.

Section 4.                                          Termination of Employment

(a) Resignation. Executive may voluntarily terminate his employment with Employer, at any time, with or without Good Reason, upon thirty (30) days prior written notice to Employer, subject to Employer’s discretion to waive or reduce the duration of such notice period.

(b) Termination. Employer may terminate Executive’s employment at any time, with or without Cause, upon written notice to Executive.

(c) Death or Disability. Executive’s employment shall terminate immediately upon Executive’s death. In the event Employer, in good faith, determines that Executive is unable to satisfactorily perform the functions of his position due to a Disability (as defined below), it may notify Executive in writing of its intention to terminate Executive’s employment and Executive’s employment with Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive. For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment that substantially limits a major life activity of Executive and renders Executive unable to satisfactorily perform all essential functions of a CEO position even with reasonable accommodation (that does not impose an undue hardship on Employer), and which has lasted at least (i) sixty (60) consecutive days, (ii) the balance of Executive’s entitlement to leave, if any, under the Family and Medical Leave Act, or other similar statute, or (iii) the balance of any election period under the Employer’s long term disability program (without regard to whether Executive is awarded benefits under such program), whichever is longer.

(d) Cause. Employer may immediately terminate Executive’s employment for “Cause” by giving written notice to Executive. For purposes of this Agreement, “Cause” shall mean:

(1) Executive’s commission of an act of fraud or embezzlement, or other material dishonest act, upon Employer or any of its affiliates, or a materially false statement of a substantial nature in Executive’s employment application materials or interviews, regarding or bearing on Executive’s experience or qualifications for the CEO position;

(2) Executive’s commission of any act, or statement, intended to injure the reputation, business, or any business relationship of Employer or any of its affiliates;

(3) Executive is found by a court of competent jurisdiction to have committed, or Executive’s plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; or

(4) the refusal or failure of Executive to perform any of the customary duties and responsibilities of a CEO in a competent and professional manner; or

(5) the refusal or failure of Executive to comply with any of his material obligations under this Agreement.

(e) Good Reason. Executive may terminate his employment for “Good Reason,” by delivering written notice (“Employer Default Notice”) to Employer within thirty (30) days of the occurrence of any of the following events, each of which shall constitute Good Reason: (i) Employer’s adverse breach of this Agreement, which has not been cured within the allotted time; (ii) a reduction of Executive’s then current title, authority, responsibility or duties; (iii) a reduction in Executive’s salary below the Minimum Salary set forth in the preceding sections of this Agreement; (iv) the failure of any successor entity to assume the terms of this Agreement upon any Change of Control; or (v) the relocation of Executive to a primary office more than forty (40) miles from Employer’s principal offices at the address set forth in the preamble to this Agreement. The Employer Default Notice shall specify the reason for Executive’s belief that Good Reason has occurred. Notwithstanding the foregoing, any material breach of this Agreement by Employer, or other event constituting Good Reason, shall not constitute Good Reason if it is cured or corrected by Employer within thirty (30) days following delivery to Employer of the Employer Default Notice. If Employer does not timely cure or correct the Good Reason event, Executive may resign for Good Reason by delivering a written notice and, pursuant to Section 4(a) above, resigning on the thirtieth (30) day following the end of Employer’s cure period.

(f) Continuing Obligations. Executive agrees that any termination under this Section 4 is not in-tended, and shall not be deemed or construed, to affect in any way any of Executive’s covenants and obligations contained in Sections 6, 7, and 8 hereof, which shall continue in full force and effect beyond such termination for any reason.

Section 5.                                          Termination Obligations

(a) Resignation; Death or Disability. If Executive’s employment is terminated voluntarily by Executive without Good Reason or by reason of death or Disability, Executive’s employment shall terminate without further obligations to Executive other than for payment of any unpaid Salary determined by the Board and reimbursable expenses and vacation accrued and owing to Executive prior to the termination. The sum of such amounts shall hereinafter be referred to as the “Accrued Obligations,” which shall be paid to Executive or Executive’s estate or beneficiary within thirty (30) days of the date of termination (or sooner if required by applicable law). If Executive voluntarily terminates his employment without Good Reason and within (30) days of such termination Employer determines that it would have had Cause to terminate Executive pursuant to Section 4(d), Executive shall be deemed to have been terminated for Cause and the terms of Section 5(b) shall apply.

(b) Cause. If Executive’s employment is terminated by Employer for Cause, this Agreement shall terminate without further obligations to Executive other than for the timely payment of Accrued Obligations, and the issuance or vesting of any stock options, awards or other equity shall terminate immediately and without further notice. If it is subsequently determined by an arbitrator, pursuant to Section 19 hereof, that Employer did not have Cause for termination, then Employer’s decision to terminate shall be deemed to have been made without Cause and the terms of Section 5(c) shall apply.

(c) By Employer Other than for Cause; By Executive for Good Reason.

(1) If (A) Employer terminates Executive’s employment for a reason other than Cause, or (B) Executive terminates Executive’s employment for Good Reason, Employer shall have no further obligations to Executive other than for (i) the payment of Accrued Obligations, (ii) severance pay in an amount equal to one (1) month of Salary for every month worked during the Term of Executive’s employment, no less than a minimum of three (3) months, and up to a maximum total amount of twelve (12) months, of Salary, payable in regular payroll installments commencing on the sixtieth (60th) day following the Severance Commencement Date; and (iii) the reimbursement of premiums otherwise payable by Executive pursuant to COBRA for a period of up to twelve (12) months, or until Executive no longer is eligible for COBRA continuation coverage, whichever is earlier. For purposes of this Section 5, “Severance Commencement Date” shall mean if any stock of Employer or its affiliates is publicly traded on an established securities market or otherwise and the Board (or its delegate) determines that as of the date of termination of Executive’s employment that the Executive is a “key employee” (within the meaning of Section 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder) and that Section 409A of the Code applies with respect to payments to Executive pursuant to Section 5(c)(1)(ii) and (iii), the six-month anniversary of the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Code); or (y) if the Board (or its delegate) determines that Executive is not such a “key employee” as of date of termination of Executive’s employment (or that Section 409A of the Internal Revenue Code does not apply with respect to payments to the Executive pursuant to Section 5(c)(1)(ii) and (iii)), the date of termination of Executive’s employment. The payments described in this Section 5(c)(1)(i) shall be made within thirty (30) days of the date of termination of Executive’s employment (or sooner if required by applicable law).

(2) If Executive terminates Executive’s employment for Good Reason and it is subsequently determined by an arbitrator, pursuant to Section 19 hereof, that Executive did not have Good Reason for termination, then Executive’s decision to terminate for Good Rea-son shall be deemed to have been a voluntary resignation, the terms of Section 5(a) shall apply, and all monies paid to Executive pursuant to this Section 5(c)(1), except for those monies paid pursuant to Section 5(c)(1)(i), shall be immediately returned to Employer.

(3) The amounts payable pursuant to Section 5(c)(1) shall be the only amounts Executive shall receive for termination of Executive’s Employment in accordance with this Section

5(c); provided, however, that no amounts shall be payable pursuant to this section 5(c) on or following the date Executive breaches any of Sections 6, 7 or 8 of this Agreement.

(d) Release. Notwithstanding anything to the contrary contained herein, no severance payments required hereunder shall be made by Employer unless (i) Executive is in compliance with the re-strictive covenants set forth in Section 6, 7 and 8 of this Agreement and (ii) Executive executes and delivers a general release for the benefit of Employer and its affiliates in a form satisfactory to Employer, which release shall be executed and delivered (and not revoked) promptly (and in no event more than 50 days following the Executive’s termination). Such general release shall not apply to (i) Executive’s rights under any Stock Incentive Plan award agreements or (ii) Executive’s rights, as applicable, to indemnification under Employer’s charter or bylaws, any indemnification agreement or applicable law.

(e) Equity Compensation Awards. The terms of the Stock Incentive Plans and any related award agreements and/or notice of grant shall govern the termination, vesting, and/or exercise of Executive’s stock options or other equity awards upon the termination of Executive’s employment for any reason, except to the extent any such terms are modified or supplemented by the provisions of Sections 3(c), and 5(b) and Exhibit A of this Agreement, in which case the terms of this Agreement shall govern to the extent there is any inconsistency.

(f) Exclusive Remedy. Executive agrees that the payments set forth in this Agreement shall constitute the exclusive and sole remedy for any termination of Executive’s employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to this Agreement or with respect to any termination of Executive’s employment for any reason.

(g) Termination of Executive’s Office. Following the termination of Executive’s employment for any reason, Executive shall hold no further office or position with Employer or any of its affiliates.

(h) Treatment of Parachute Payments under Section 280G. In the event that (i) any payment or benefit received or to be received by Executive hereunder or otherwise payable to the Executive (collectively, the “Payments”) would subject Executive to any excise tax pursuant to Section 4999 of the Internal Revenue Code, or any similar or successor provision (the “Excise Tax”), due to the characterization of the Payments as “excess parachute payments” under Section 280G of the Internal Revenue Code or any similar or successor provision (“Section 280G”), and (ii) the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to Executive hereunder shall be reduced (but not below zero) to the Safe Harbor Cap. The determination of amounts and order of reduction shall be on the same basis as set forth in Section 6.1(b) of the Key Employee Retention and Severance Plan (as amended from time to time), and solely for this purpose Section 6.1(b) is incorporated herein by reference.

Section 6.                                          Restrictions Respecting Confidential Information. Executive hereby covenants and agrees that, during his employment and thereafter, Executive will not, under any circumstance, disclose in any way any Confidential Information (as defined below) to any other person other than (i) at the direction of and for the benefit of Employer, (ii) to his attorney or other advisers in connection with Executive’s enforcement of his rights hereunder, provided such individuals or entities agree to be bound by the confidentiality restrictions herein contained, and if such Confidential Information is relevant to such enforcement action, to the court or arbitrator, as applicable, and (iii) as required by law, subpoena or other legal process. For the purposes of the foregoing, “Confidential Information” means any information pertaining to the assets, business, creditors, vendors, manufacturers, customers, data, employees, financial condition or affairs, formulae, li-censes, methods, operations, procedures, reports, suppliers, systems and technologies of Employer and its affiliates, including (without limitation) the contracts, patents, trade secrets and customer lists developed or otherwise acquired by Employer and its affiliates; provided, however, that Confidential Information shall exclude any information that was, is, or becomes publicly available other than through disclosure by Executive or any other person known to Executive to be subject to confidentiality obligations to Employer. All Confidential Information is and will remain the sole and exclusive property of Employer and its affiliates. Following the termination of his employment, Executive shall return all documents and other tangible items containing Confidential Information to Employer, without retaining any copies, notes or excerpts thereof.

Section 7.                                          Proprietary Matters. Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Executive during the Term (collectively, the “Inventions”) will be the sole and exclusive property of Employer, and Executive will, whenever requested to do so by Employer (either during the Term or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which Employer may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said Inventions, or in order to assign and convey or otherwise, make available to Employer any and all of Executive’s rights, title, and interest in and to said Inventions, applications, patents, copyrights, trade names or trademarks; provided, however, that the provisions of this Section 7 shall not apply to an Invention that Executive developed entirely on his own time without using Employer’s Confidential Information except for those Inventions that either (i) directly and materially relate, at the time of conception or reduction to practice of the invention, to Employer’s business, or actual or demonstrably anticipated research or development of Employer, or (ii) directly and materially result from any work performed by Executive for Employer. Executive shall promptly communicate and disclose to Employer all inventions conceived, developed or made by him during his employment by Employer, whether solely or jointly with others, and whether or not patentable or copyrightable, (a) which relate to any matters or business of the type carried on or being developed by Employer, or (b) which result from or are suggested by any work done by him in the course of his employment by Employer. Executive shall also promptly communicate and disclose to Employer all material other data obtained by him concerning the business or affairs of Employer in the course of his employment by Employer.

Section 8.                                          Nonsolicitation/Non-Compete

(a) Executive agrees that throughout his employment and for a period of two (2) years following the termination of his employment with Employer for any reason, he will not directly or indirectly, own, manage, operate, control, or participate in the ownership (including warrants and/or vested or unvested stock options), management, operation, or control of, or be connected with, or have any financial interest in, any Competitor. Ownership, for personal investment purposes only, of not to exceed (i) individually, two (2%) percent of the outstanding capital stock of any privately held entity, or (ii) voting stock of any publicly held corporation shall not constitute a violation hereof. For purposes of this Agreement, the term “Competitor” shall mean any individual or entity, present or future, then providing any of the following products or services: extracellular matrix technology or any comparable bioscaffold or biomaterial.

(b) Executive agrees that during his employment with Employer and for a period of two (2) years following the termination of his employment for any reason, he will not actively solicit for employment, consulting or any other arrangement any employee of Employer or any of its present or future affiliates (while an affiliate).

(c) Executive agrees that during his employment with Employer and for a period of two (2) years following the termination of his employment for any reason, he will not influence or attempt to influence customers of Employer or any of its present or future affiliates, either directly or indirectly, to divert their business to any Competitor.

(d) The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of Employer and are considered by Executive to be reasonable for such purpose. Further, Executive represents that these restrictions will not prevent him from earning a livelihood during the restricted period.

(e) Sections 6, 7, 8 and the Non-Disparagement Covenant in Section 2(a) shall survive the termination or expiration of this Agreement.

Section 9.                                          Equitable Relief. Executive acknowledges and agrees that Employer will suffer irreparable damage which cannot be adequately compensated by money damages in the event of a breach, or threatened breach, of any of the terms and provisions of Sections 6, 7 and 8 of this Agreement, and that, in the event of any such breach, or threatened breach, Employer will not have an adequate remedy at law. It is therefore agreed that Employer, in addition to all other such rights, powers, privileges and remedies that it may have, shall be entitled to injunctive relief, specific performance or such other equitable relief as Employer may request to enforce any of those terms and provisions and to enjoin or otherwise restrain any act prohibited thereby, and Executive will not raise and hereby waives any objection or defense that there is an adequate remedy available at law. Notwithstanding the provisions of Section 19 of this Agreement, Executive agrees that Employer shall be entitled to seek such injunctive relief, without bond, in a court of competent jurisdiction and Executive hereby consents to the jurisdiction of the state and federal courts of Maryland for purposes of such an action. Executive agrees that any claim he may have against Employer or any of its affiliates shall not constitute a defense against the issuance of any such equitable relief. The foregoing shall not constitute a waiver of any of Employer’s rights, powers, privileges and remedies against or in respect of a breaching party or any other person or thing under this Agreement, or applicable law.

Section 10.                                   Notice. Any notice, request, demand or other communication hereunder shall be in writing, shall be delivered by hand or sent by registered or certified mail or by reputable overnight delivery service, postage prepaid, to the addressee at the address set forth below (or at such other address as shall be designated hereunder by written notice to the other party hereto) and shall be deemed conclusively to have been given when actually received by the addressee. All notices and other communications hereunder shall be addressed as follows:

If to Executive at the address set forth in the Employer’s payroll records.

If to Employer:
Chairman of the Board of Directors
ACell, Inc.
6640 Eli Whitney Drive
Columbia, MD 21046

With a copy to:
General Counsel (same address as above)

or to such other address as either party provides by written notice.

Section 11.                                   Legal Counsel. In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

Section 12.                                   Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 13.                                   Governing Law. This Agreement shall be governed by Maryland law, except to the extent Delaware law governs corporate issues relating to Employer (including without limitation any stock options, awards or equity).

Section 14.                                   Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.

Section 15.                                   Counterparts. This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon both of the parties hereto.

Section 16.                                   Benefit. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns. Insofar as Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that should Executive become entitled to payment pursuant to Section 5 hereof, he may assign his rights to such payment to his legal representatives, successors, and assigns. Without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of Executive in this Agreement shall inure to the benefit of the successors and assigns of Employer.

Section 17.                                   Modification. This Agreement may not be amended or modified other than by a written agreement executed by all parties hereto.

Section 18.                                   Entire Agreement. Except as provided in Section 5(e) hereof, this Agreement contains the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein, including any prior employment agreements between Executive and Employer or any affiliate of Employer.

Section 19.                                   Arbitration.

(a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the termination thereof, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by expedited, binding arbitration to be held in Baltimore, Maryland under the administration of and in accordance with the rules of JAMS (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator may, but is not required to, award to a substantially prevailing party its reasonable attorney’s fees.

(b) The arbitrator shall apply Maryland law to the merits of any dispute or claim, without reference to rules of conflicts of law, except to the extent Delaware law governs as to corporate issues relating to Employer (including without limitation any stock options, awards or equity). The arbitration proceedings shall be governed by the Federal Arbitration Act and law thereunder, and by the Rules, without reference to state arbitration law.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS AGREEING TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP INCLUDING, BUT NOT LIMITED TO, STATUTORY OR OTHER DISCRIMINATION CLAIMS.

Section 20.                                   Representations and Warranties of Executive. In order to induce Employer to enter into this Agreement, Executive represents and warrants to Employer (1) that all material oral or written statements made by Executive in connection with his hiring or in the interview and selection process, including in his resume or CV, application, or interviews, are true, complete and accurate, and that Executive made no material omissions of facts or information that would have been material for Employer to know and consider in the selection process; and (2) to the best of his knowledge after the review of his personnel files, that: (a) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which he is or may be bound or subject; and (b) Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than Employer) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

Section 21.                                   Waiver of Breach. Except as may specifically provided herein, the failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver hereto must be in writing.

Section 22.                                   Section 409A

(a) For purposes of Section 5(c)(1) of this Agreement, a “termination of employment” shall only occur if there has been a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b) If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), payments and benefits constituting Section 409A “deferred compensation” which are to be paid or provided upon Executive’s separation from service shall be paid or provided commencing on the date that is six (6) months after the date of such separation from service or, if earlier, the date of death (in either case, the “Delayed Payment Date”). All such amounts that would, but for this Section 22(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) It is intended that any amounts payable under this Agreement and the Employer’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first written above.

ACELL, INC.		PATRICK McBRAYER

By:	/s/ Kyle C. Kerbawy	Signed:	/s/ Patrick McBrayer

Name: Kyle C. Kerbawy

Title: Chairman of the Board of Directors

AMENDED EXHIBIT A to Second Amended Senior Executive Employment
Agreement (Patrick McBrayer)

Equity Awards. This Second Amended Exhibit A (“Exhibit A”) is attached to and incorporated by reference into the Second Amended Senior Executive Employment Agreement between ACell, Inc., and Patrick McBrayer (the “Agreement”), in order to provide the details of the equity awards from Employer to Executive pursuant to Section 3(c) of that Agreement. The provisions of this Exhibit take priority over the Stock Incentive Plan and any related stock plans, grants, subscription agreements and the like, and to the extent of any inconsistencies are between this Exhibit and the Stock Incentive Plan or other stock related documents, the provisions of this Exhibit, take precedence.

1)                                     The equity awards shall be pursuant to Employer’s 2011 Stock Option and Grant Plan, or such other stock option plan as may be created subsequently, and the standard form stock option agreements pursuant thereto, which govern the terms and conditions of all options, except to the extent modified by the Agreement and this Exhibit A.

2)                                     The exercise price for all equity award options shall be $1.17, which is the Section 409(A) valuation as of the Effective Date of the Agreement.

3)                                     The percentages awarded to Executive shall be based upon the total amount of fully diluted, outstanding shares (55,022,116) as of the effective date of the Agreement.

4)                                     All equity awards have been or will be made within a reasonable time from the commencement of Executive’s employment but, as set forth below, vesting will occur based upon the specific terms of each award.

5)                                     References to a “Transaction” herein, for purposes of option vesting and related valuation of ACell, shall mean [*]. The Board shall have the sole discretion to make such determinations.

6)                                     Equity Award “A” is in the amount of 825,332 options, equal to 1.5%. In accordance with the terms of the original Senior Executive Employment Agreement effective January 16, 2016, all options in Equity Award “A” are vested as of the effective date of this Second Amendment.

7)                                     Equity Award “B” is in the amount of 275,110 options, equal to 0.5%. None of the options in this Award B shall vest unless and until a Transaction is closed in which ACell’s valuation is at least [*]. In the event of a Transaction that closes with a valuation of at least [*], the number of options in Equity Award “B” that vest will be determined by the following calculations: ((ACell Valuation – [*]) / [*]). The result, which shall not be greater than one (1) is then multiplied by 275,110 to determine the options to be vested, and that number of options will vest immediately upon the closing of the eligible Transaction. Once the vested options are determined, any unvested options are automatically cancelled.

8)                                     Equity Award “C” is in the amount of 550,221 options or 1%. This Award C shall not vest unless and until a Transaction is closed in which ACell is valued at [*] or more. If such a Transaction with a valuation of at least [*] is closed, Equity Award C shall immediately vest upon closing. Award C is additive or cumulative with Award B, so that if the target for Award C is achieved, Executive would receive both Awards B and C.

9)                                     (Intentionally deleted in this Second Amended Agreement.)

ACELL, INC.		PATRICK McBRAYER

By:	/s/ Kyle C. Kerbawy	Signed:	/s/ Patrick McBrayer

Name: Kyle C. Kerbawy		Name: Patrick McBrayer

Title: Chairman of the Board of Directors		Title: President and Chief Executive Officer

Amendment
to the
Second Amended Senior Executive Employment Agreement
for Patrick McBrayer

This Amendment, effective June 27, 2020 (the “Amendment Effective Date”), amends the Second Amended Senior Executive Employment Agreement effective as of January 20, 2020 (“Agreement”) between Patrick McBrayer (“Executive”) and ACell, Inc. (“ACell”). Capitalized terms used in this Second Amendment shall have the same meaning as in the Agreement unless otherwise expressly indicated in this Amendment.

Background

The purpose of this Amendment is to amend Exhibit A of the Agreement to provide for the vesting of a certain amount of stock options upon the closing of an initial public offering of ACell stock.

Terms and Conditions

1.  The Parties agree that Paragraph 7 of Exhibit A to the Agreement be amended to read as follows:

7)  Equity Award “B” is in the amount of 275,110 options, equal to 0.5%.  None of  the options in this Award B shall vest unless and until either: (1) a merger or acquisition is closed in which ACell’s valuation is at least [*] million or (2) an initial public offering (“IPO”) of ACell stock is completed on or before December 31, 2020. Notwithstanding the foregoing, if a merger of acquisition closes with a valuation of at least [*] million, the number of options in Equity Award “B” that vest will be determined by the following calculations: ((ACell Valuation - [*] million) / [*] million). The result, which shall not be greater than one (1) is then multiplied by 275,110 to determine the options to be vested, and that number of options will vest immediately upon the closing of the transaction. Once the vested options are determined, any unvested options are automatically cancelled. If an IPO of ACell stock is completed on or before December 31, 2020 all 275,110 options vest immediately upon the closing of the IPO.

2.  This Amendment and the Agreement constitute the entire agreement between the parties with respect to its subject matter, and there are no other agreements written or oral, expressed or implied. If there is any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment will prevail. Except as modified in this Amendment, the Agreement remains in full force and effect in accordance with its terms.

Accepted and agreed:

ACell, Inc.	Patrick McBrayer

/s/ Skip Baldino	/s/ Patrick A. McBrayer
Signature	Signature

Skip Baldino, Chairman, ACell, Inc.	Patrick A. McBrayer
Printed Name/Title	Printed Name/Title

6/27/2020	6/27/2020
Date	Date